Exhibit 10.1

CREDIT AGREEMENT

dated as of December 29, 2009

among

HEALTHTRONICS, INC.

The Lenders From Time to Time Party Hereto

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

J. P. MORGAN SECURITIES INC.,

as Arranger

BANK OF AMERICA, N.A.,

as Syndication Agent

i

SCHEDULES AND EXHIBITS:

Exhibit A – Assignment and Assumption

Exhibit B – Compliance Certificate

Exhibit C-1 – Revolving Note

Exhibit C-2 – Swingline Note

Schedule 2.01 – Commitments

Schedule 3.12 – Consolidated Entities

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.07 – Permitted Restricted Payments

CREDIT AGREEMENT

CREDIT AGREEMENT (as amended, modified, restated, supplemented and in effect from time to time, herein called this “Agreement”) dated as of December 29, 2009 (the “Effective Date”), among HEALTHTRONICS, INC., a Georgia corporation, the LENDERS party hereto, BANK OF AMERICA, N.A., as Syndication Agent, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders.

ARTICLE I

Definitions

The parties hereto agree as follows:

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounts” shall have the meaning assigned to it in the Uniform Commercial Code enacted in the State of New York in force on the Effective Date.

“Additional Collateral” shall have the meaning ascribed to such term in Section 5.03(b) hereof.

“Additional Collateral Event” shall have the meaning ascribed to such term in Section 5.03(b) hereof.

“Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including share-based compensation expenses), (f) expensed cash transaction costs related to acquisitions after the Effective Date in an aggregate amount not to exceed (i) $4,000,000 for any period of twelve consecutive months or (ii) $10,000,000 from and after the Effective Date, and (g) cash transactions costs related to the acquisition of Endocare, Inc. that were expensed prior to the Effective Date, in an aggregate amount not to exceed $1,900,000, and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income or gains, and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating Adjusted EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Total Leverage Ratio, (i) if at any time during such Reference Period Borrower or any Subsidiary shall have made any Material Disposition, the Adjusted EBITDA for such Reference Period shall be reduced by an amount equal to the Adjusted EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Adjusted EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period Borrower or any Subsidiary shall have made a Material Acquisition, Adjusted EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes a controlling interest in the common stock or other equity interest of a non-natural Person and (b) involves the payment of consideration by Borrower and its Subsidiaries in excess of $2,000,000; and “Material Disposition” means any sale, transfer, lease or other disposition of property or series of related sales, transfers, leases or other dispositions of property that yields gross proceeds to Borrower or any of its Subsidiaries in excess of $2,000,000.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, with respect to an ABR Borrowing for any day, the sum of (i) 1.00% per annum plus (ii) the product of (a) the interest rate determined by the Administrative Agent by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, multiplied by (b) the Statutory Reserve Rate (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

“Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder, and its successors in that capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the CB Floating Rate for that day in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the CB Floating Rate for that day or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the CB Floating Rate for that day or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, with respect to any Revolving ABR Loan or Revolving Eurodollar Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum as of the applicable day set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Total Leverage Ratio as of the most recent determination date; but through and including December 31, 2009 the Eurodollar Spread shall be 2.85% and the ABR Spread shall be 1.85% and the Commitment Fee Rate shall be 0.30%:

Total Leverage Ratio	Eurodollar Spread	ABR Spread	Commitment Fee Rate
Category 3: greater than or equal to 2.00 to 1.00	3.10%	2.10%	0.375%
Category 2: greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.85%	1.85%	0.30%
Category 1: less than 1.50 to 1.00	2.60%	1.60%	0.25%

For purposes of the foregoing, (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of Borrower’s fiscal year based upon Borrower’s consolidated financial statements delivered pursuant to Sections 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; but the Total Leverage Ratio shall be deemed to be in Category 3 at any time that an Event of Default has occurred which is continuing or at the request of the Required Lenders if Borrower fails to timely deliver the consolidated financial statements required to be delivered by it pursuant to Sections 5.01(a) or (b), during the period from the deadline for delivery thereof until such consolidated financial statements are received.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America and any successor entity performing similar functions.

“Borrower” means HEALTHTRONICS, INC., a Georgia corporation.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) a Swingline Loan.

“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by Borrower and its consolidated Subsidiaries during such period, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“Change of Control” means a change resulting when any Unrelated Person or any Unrelated Persons acting together which would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (i) Beneficially Own more than 40% of the aggregate voting power of all classes of Voting Stock of Borrower or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of Borrower such that such nominees, when added to any existing directors remaining on the Board of Directors of Borrower after such election who are Affiliates or Related Persons of such Person or Group, shall constitute a majority of the Board of Directors of Borrower. As used herein (a) “Beneficially Own” means “beneficially own” as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase or exchange; (b) “Group” means a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; (c) “Unrelated Person” means at any time any Person other than Borrower or any Subsidiary of Borrower and other than any trust for any employee benefit plan of Borrower or any Subsidiary of Borrower; (d) “Related Person” of any Person shall mean any other Person owning (1) 12-1/2% or more of the outstanding common stock of such Person or (2) 12-1/2% or more of the Voting Stock of such Person; and (e) “Voting Stock” of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any binding request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to

Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $60,000,000.

“Consolidated Current Assets” means, at any date, all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Borrower) in which Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document and other than restrictions on distributions being made more frequently than quarterly that may be set forth in the organizational documents of Excluded Subsidiaries) or legal requirement applicable to such Subsidiary.

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contribution Agreement” means that certain Contribution Agreement dated March 23, 2005 by and among Borrower and the other Loan Parties, as the same may have been or may hereafter be amended, modified, supplemented and restated—and joined in pursuant to a joinder agreement—from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (d) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Dollars” or “$” refers to lawful money of the United States of America.

“Earn-Out Indebtedness” means, in connection with each acquisition permitted pursuant to Section 6.14 hereof in which an earn-out payment or other post-closing payment or payments is or may be due pursuant to the applicable purchase or acquisition agreement, the projected aggregate amount of such earn-out or post-closing payments that would be or become due based upon all events or circumstances that have occurred as of any date of determination, regardless of whether any such payments are then actually payable under the terms of the applicable purchase or acquisition agreement.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments or injunctions, notices issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any of its ERISA Affiliates from a plan administrator of any written notice of intent to terminate any Plan or Plans pursuant to Section 4041(a)(2) of ERISA or the institution of a proceeding by the PBGC to terminate a Plan pursuant to Section 4042 of ERISA or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any of its ERISA Affiliates of any written notice, or the receipt by any Multiemployer Plan from Borrower or any of its ERISA Affiliates of any written notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Assets” means (a) assets owned by Excluded Subsidiaries, (b) Equity Interests in Excluded Subsidiaries, (c) the real property owned by Borrower in Austin, Texas as of the Effective Date, (d) certificate of title property owned by the Loan Parties with an aggregate book value not exceeding $2,500,000, (e) 35% of the Equity Interests in and to each Foreign Subsidiary, and (f) assets owned by Foreign Subsidiaries.

“Excluded Subsidiaries” means (a) Subsidiaries of Borrower with respect to which Borrower and its Subsidiaries own less than one hundred percent (100%) of the Equity Interests and (b) Subsidiaries of Borrower with respect to which one or more Excluded Subsidiaries owns any Equity Interests.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income, net receipts or capital by the United States of America, or by the jurisdiction (or political subdivision thereof) under the laws of which such recipient is organized, in which it is engaged in business or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction (or political subdivision thereof) in which Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender (i) at the time such Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.17(b)) becomes a party to this Agreement (or designates a new lending office); (ii) that is attributable to such Foreign Lender’s failure to comply with Section 2.15(e) for any reason (including, without limitation, the failure of the Foreign Lender to deliver the forms referred to in Section 2.15(e) by reason of its inability to qualify for total exemption from United States withholding tax or if the information on any forms or documents are untrue or inaccurate on the date delivered in any material respect), (iii) if such Foreign Lender shall have delivered to Borrower a Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto) pursuant to Section 2.15(e), and such Foreign Lender shall not at any time be entitled to complete exemption from deduction or withholding of United States Federal income tax in respect of payments by Borrower hereunder for any reason or (iv) if such Foreign Lender is treated as a “conduit entity” within the meaning of U.S. Treasury Regulations Section 1.881-3 or any successor provision, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. Any change in the Federal Funds Effective Rate shall be effective from and including the effective date of such change.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Borrower.

“Fixed Charge Coverage Ratio” means, as of any day, the ratio of (a) Adjusted EBITDA for the 12 months then ended minus income tax expense paid in cash during such period and maintenance Capital Expenditures (excluding maintenance Capital Expenditures by Excluded Subsidiaries) made during such period to (b) the sum of (i) all interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) for the 12 months then ended (excluding any such expense, amortization, write-off, costs, commissions, discounts, fees and charges incurred by Excluded Subsidiaries), (ii) an amount equal to twenty percent (20%) of the aggregate outstanding principal balance of the Loans on such date, and (iii) the aggregate amount of Restricted Payments made during such period (including amounts paid in connection with the repurchase of Equity Interests in Borrower but excluding any Restricted Payments described on Schedule 6.07), in each case determined on a consolidated basis for Borrower and its Subsidiaries.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is located or is otherwise a “foreign person” within the meaning of Treasury Regulations Section 1.1441-1(c). For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 5.13, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.01(a). In the event that any Accounting Change shall occur and such change results in a material change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means each Subsidiary of Borrower other than the Excluded Subsidiaries.

“Guaranty” means that certain Guaranty dated March 23, 2005 executed by the initial Guarantors in favor of the Administrative Agent and any and all other guaranties now or hereafter executed in favor of the Administrative Agent relating to the Obligations hereunder and the other Loan Documents, as any of them may have been or may hereafter be amended, modified, restated or supplemented from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (including Earn-Out Indebtedness but excluding current accounts payable incurred in the ordinary course of business) required to be reflected as liabilities on such Person’s balance sheet pursuant to GAAP, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning ascribed to such term in Section 9.03(b) hereof.

“Interest Election Request” means a request by Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.

“Interest Expense” means, for any period, total interest expense accruing on Indebtedness of Borrower and its Subsidiaries, on a consolidated basis, during such period (including interest expense attributable to Capital Lease Obligations and amounts attributable to interest incurred under Swap Agreements), determined in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each February, May, August and November, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” shall have the meaning assigned to it in the Uniform Commercial Code enacted in the State of New York in force on the Effective Date.

“Issuing Bank” means JPMorgan Chase Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank reasonably acceptable to Borrower, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, for each Interest Period, the interest rate determined by the Administrative Agent by reference to the Reuters Screen LIBOR01 Page, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute to such Service, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market (the “Page”), to be the rate at approximately 11:00 a.m. London time, two LIBOR Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. If no such LIBO Rate is available to the Administrative Agent at the time of such determination, the applicable LIBO Rate for the relevant Interest Period shall instead be the rate determined by the

Administrative Agent to be the rate at which the Administrative Agent offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. Each determination by the Administrative Agent of such rate shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Security Documents, the Notice of Entire Agreement, the Contribution Agreement, any subordination agreement relating to Subordinated Debt, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing. The term “Loan Document” as used herein shall not include any Swap Agreement or agreements governing Banking Services.

“Loan Parties” means Borrower and each of its Subsidiaries (other than Foreign Subsidiaries and other than the Excluded Subsidiaries) and shall also include each Guarantor.

“Loans” means the loans made by the Lenders to Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability against Borrower or any Guarantor of its obligations under this Agreement or any other Loan Document or (c) the rights of, or remedies available to, the Administrative Agent or the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Borrower and any of its Subsidiaries (other than Excluded Subsidiaries) in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Borrower or any Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by Borrower and the other Loan Parties, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12; provided, however, that real property constituting part of the Excluded Assets shall not be deemed to be “Mortgaged Property.”

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Notes” shall have the meaning assigned to such term in Section 2.02(a) hereof.

“Notice of Entire Agreement” means a notice of entire agreement executed by Borrower each other Loan Party and the Administrative Agent, as the same may from time to time be amended, modified, supplemented or restated.

“Obligations” means, as at any date of determination thereof, the sum of the following: (i) the aggregate principal amount of Loans outstanding hereunder, plus (ii) the aggregate amount of the LC Exposure, plus (iii) all other liabilities, obligations and indebtedness under any Loan Document of Borrower or any other Loan Party, plus (iv) any obligations of Borrower (whether now existing or hereafter arising) under any Swap Agreement entered into with any Lender (or an Affiliate of any Lender) or agreements governing Banking Services entered into with any Lender (or an Affiliate of any Lender).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Page” shall have the meaning ascribed to such term in the definition of “LIBO Rate”.

“Participant” has the meaning set forth in Section 9.04.

“Patriot Act” shall have the meaning ascribed to such term in Section 9.14 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any of its Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and (ii) are rated AAA by S&P and Aaa by Moody’s.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and the Administrative Agent and each Lender disclaims any statement, representation or warranty to the contrary. The Administrative Agent, any Lender or JPMorgan Chase Bank, National Association may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing at least 50.1% of the sum of the total Revolving Exposures and unused Commitments at such time.

“Required Payment Percentage” means (i) 50% at all times that the Total Leverage Ratio shall be equal to or greater than 2.00 to 1.00, (ii) 25% at all times that the Total Leverage Ratio shall be less than 2.00 to 1.00 but equal to or greater than 1.50 to 1.00 and (iii) 0% at all times that the Total Leverage Ratio shall be less than 1.50 to 1.00.

“Restricted Payment” means (i) any payment or prepayment of any Subordinated Debt or (ii) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in Borrower or any of its Subsidiaries. The term “Restricted Payments” as used herein (a) shall include management fees paid to any Person (other than a Loan Party) owning any Equity Interests in and to Borrower or any of its Subsidiaries and (b) shall not include any management fees paid to Borrower or any of its Subsidiaries by an Excluded Subsidiary.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Commitments.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Commitment or, if the Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Revolving Maturity Date” means December 31, 2012.

“S&P” means Standard & Poor’s Ratings Group.

“Sale and Leaseback Transaction” shall have the meaning ascribed to such term in Section 6.12 hereof.

“Security Agreements” means, collectively, (i) the Security Agreements dated as of March 23, 2005 executed between Borrower and each of the other Loan Parties, respectively, and Administrative Agent and (ii) any and all security agreements hereafter executed in favor of Administrative Agent and securing all or any part of the Obligations, as any of them may have been or may hereafter be amended, modified, restated or supplemented from time to time.

“Security Documents” means, collectively, the Mortgages, the Security Agreements and any and all other agreements, deeds of trust, mortgages, chattel mortgages, security agreements, pledges, guaranties, assignments of production or proceeds of production, assignments of income, assignments of contract rights, assignments of partnership interest, assignments of royalty interests, assignments of performance, completion or surety bonds, standby agreements, subordination agreements, undertakings and other instruments and financing statements now or hereafter executed and delivered as security for the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency fundings and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means all Indebtedness of a Person which has been subordinated on terms and conditions satisfactory to the Required Lenders, in their sole discretion, to all of the Obligations, whether now existing or hereafter incurred. Indebtedness shall not be considered as “Subordinated Debt” unless and until the Administrative Agent shall have received copies of the documentation evidencing or relating to such Indebtedness together with a subordination agreement, in form and substance satisfactory to the Required Lenders, duly executed by the holder or holders of such Indebtedness and evidencing the terms and conditions of the required subordination.

“Subordinated Debt Documents” means any indenture or note under which any Subordinated Debt is issued and all other instruments, agreements and other documents evidencing or governing any Subordinated Debt or providing for any Guarantee or other right in respect thereof.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or its Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time. The initial maximum amount of Swingline Exposure is $5,000,000.

“Swingline Lender” means JPMorgan Chase Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.18.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Leverage Ratio” means, as of any day, the ratio of (a) Indebtedness as of such date (other than Indebtedness of Excluded Subsidiaries in an aggregate amount not exceeding $20,000,000, whether or not such Indebtedness is also Indebtedness of Borrower or a wholly-owned Subsidiary of Borrower by virtue of the last sentence of the definition of Indebtedness, but including a portion of such Indebtedness equal to the product of Borrower’s direct or indirect percentage ownership of the outstanding Equity Interests in each such Excluded Subsidiary multiplied by the amount of Indebtedness of such Excluded Subsidiary) to (b) Adjusted EBITDA for the 12 months then ended, determined in each case on a consolidated basis for Borrower and its Subsidiaries.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Federal Funds Effective Rate or the Alternate Base Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the Sate of New York.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

ARTICLE II

The Credits

Section 2.01 Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Revolving Loans made by each Revolving Lender shall be evidenced by a single Note of Borrower in substantially the form of Exhibit C-1 payable to the order of such Revolving Lender in a principal amount equal to the applicable Commitment of such Revolving Lender and otherwise duly completed. The Swingline Loans shall be evidenced by a single Note of Borrower in substantially the form of Exhibit C-2 payable to the order of Swingline Lender in the principal amount of $5,000,000 and otherwise duly completed. The promissory notes described in this Section are each, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor, called a “Note” and collectively called the “Notes”. Each Lender is hereby authorized by Borrower to endorse on the schedule (or a continuation thereof) that may be attached to each Note of such Lender, to the extent applicable, the date, amount, type of and the applicable period of interest for each Loan made by such Lender to Borrower hereunder, and the amount of each payment or prepayment of principal of such Loan received by such Lender, provided, that any failure by such Lender to make any such endorsement shall not affect the obligations of Borrower under such Note or hereunder in respect of such Loan.

(b) Subject to Section 2.12, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

Section 2.03 Requests for Borrowings. To request a Revolving Borrowing, Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the

Administrative Agent (at least five Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000 and (ii) the total Revolving Exposures shall not exceed the total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire no later than at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on (i) the Business Day that Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with this Agreement that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clauses (h) or (i) of Article VII. Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.09(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived. If Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.09(b), such amount (to the extent not applied as aforesaid) shall be returned to Borrower as and to the extent that, after giving effect to such return, Borrower would remain in compliance with Section 2.09(b) and no Default shall have occurred and be continuing.

Section 2.05 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.18. The Administrative Agent will make such Loans available to Borrower by promptly crediting the amounts so received, in like funds, to an account of Borrower maintained with the Administrative Agent in New York City and designated by Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to Borrower a corresponding amount. If a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate applicable to ABR Loans (but without duplication of interest calculable on such amount pursuant to Section 2.11; provided, that nothing herein shall prohibit the application of Section 2.11(d) to such amount). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and, if applicable, of such Lender’s portion of each resulting Borrowing.

(e) If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f) A Borrowing of any Class may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Class with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding ABR Borrowings of such Class would be less than the aggregate principal amount of Loans of such Class required to be repaid on such scheduled repayment date.

Section 2.07 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Revolving Maturity Date.

(b) Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and (ii) Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the sum of the Revolving Exposures would exceed the total Commitments.

(c) Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section, at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Commitments.

Section 2.08 Repayment of Loans; Evidence of Debt.

(a) Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (x) the Revolving Maturity Date and (y) the fifth Business Day date after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.09 Prepayment of Loans.

(a) Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section. Each voluntary prepayment of an ABR Revolving Loan Borrowing shall be in an amount equal to or greater than $500,000. Each voluntary prepayment of a Eurodollar Revolving Loan Borrowing shall be in an amount equal to $1,000,000 or an integral multiple of $100,000 in excess thereof.

(b) In the event and on such occasion that the sum of the Revolving Exposures exceeds the total Commitments, Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.04(j)) in an aggregate amount equal to such excess.

(c) Prior to any optional or mandatory prepayment of Borrowings hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to this Section.

(d) Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.

(e) Each payment or prepayment by Borrower under this Agreement or the other Loan Documents shall be made without penalties or premiums other than as provided in Section 2.14.

(f) All Swap Agreements and agreements governing Banking Services between Borrower and any Lender (or any Affiliate of a Lender) are independent agreements governed by the written provisions of said agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Obligations, except as otherwise expressly provided in said agreements, and any payoff statement relating to the Obligations shall not apply to said agreements except as otherwise expressly provided in such payoff statement.

Section 2.10 Fees.

(a) Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a revolving commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued revolving commitment fees shall be payable in arrears on the last day of February, May, August and November of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All revolving commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing such revolving commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose, except in respect of the Swingline Lender, whose Commitment shall be reduced by the Swingline Exposure for purposes of calculating fees due under this Section 2.10(a)).

(b) Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and

(ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 20 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.11 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount (after the expiration of any applicable cure periods) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.13 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing

Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraphs (a) or (b) of this Section shall be delivered to Borrower, demonstrating in reasonable detail the calculation of the amounts, and shall be conclusive absent manifest error. Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 20 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive and if such Lender or the Issuing Bank, as the case may be, notifies Borrower of such Change in Law within 180 days after the adoption, enactment or similar act with respect to such Change in Law, then the 180-day period referred to above shall be extended to include the period from the effective date of such Change in Law to the date of such notice.

Section 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.17, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, demonstrating in reasonable detail the calculation of the amounts, shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.

Section 2.15 Taxes.

(a) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, demonstrating in reasonable detail the calculation of the amounts, shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.15, Borrower shall not be obligated to indemnify the Administrative Agent, any Lender or the Issuing Bank for any penalties, interest or expenses accruing on such Indemnified Taxes or Other Taxes from the date 90 days after the receipt by the Administrative Agent, Lender or Issuing Bank of written notice of the assertion of such Indemnified Taxes or Other Taxes.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall deliver to Borrower (with a copy to the Administrative Agent) two properly completed and duly executed original United States Internal Revenue Service Forms W-8BEN or Forms W-8ECI, or any subsequent versions thereof or successors thereto, establishing that such Foreign Lender is on the date of delivery thereof entitled to receive any and all payments from Borrower under this Agreement completely free from United States federal withholding tax. If Borrower is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia, then, in lieu of the forms required pursuant to the prior sentence, each Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent) such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate. All forms and documentation required to be delivered by a Foreign Lender pursuant to this Section 2.15(e) shall be delivered on or before the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office). In addition, each Foreign Lender shall deliver such forms and documentation promptly upon the obsolescence or invalidity of any form or documentation previously delivered by such Foreign Lender, or upon Borrower’s reasonable written request. Each Foreign Lender shall promptly notify Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered forms or documentation to Borrower (or any other form of documentation adopted by the taxing authorities of the applicable jurisdiction for such purpose). Unless Borrower has received forms or other documents reasonably satisfactory to it indicating that payments hereunder are not subject to United States withholding tax, Borrower shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Foreign Lender.

(f) If the Administrative Agent or a Lender shall become aware that it is entitled to receive a refund in respect of any Taxes or Other Taxes, it shall promptly notify Borrower of the availability of such refund and shall, within 30 days after receipt of a written request by Borrower, apply for such refund at Borrower’s expense. If the Administrative Agent or a Lender receives a refund in respect of any Taxes or Other Taxes for which the Administrative Agent or such Lender has received payment from Borrower under this Section 2.15, it shall promptly notify Borrower of such refund and shall, within 30 days after receipt of a written request by Borrower (or promptly upon receipt, if Borrower has requested application for such refund pursuant hereto), repay such refund to Borrower, net of all out-of-pocket expenses of such Lender and without interest, provided that Borrower, upon the request of the Administrative Agent or such Lender, agrees to return such refund (plus penalties, interest or other charges) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund.

(g) Upon Borrower’s reasonable request, each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to Borrower and the Administrative Agent an accurate, complete and signed original of U.S. Internal Revenue Service Form W-9 (or applicable successor form) to establish that such Lender is entitled to receive all payments from Borrower under this Agreement and under any other Loan Document free and clear from withholding of United States federal income tax.

Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without set-off or counterclaim and without deduction except as herein specifically provided. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 131 South Dearborn, 5th Floor, Mail Code: IL1-0010, Chicago, IL 60603, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any other Loan Party or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Lender agrees that it will not exercise any right of set-off or counterclaim or otherwise obtain payment in respect of any Obligation owed to it other than principal of and interest accruing on the Loans and participations in the LC Disbursements and Swingline Loans, unless all of the outstanding principal of and accrued interest on the Loans and LC Disbursements have been paid in full. Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. If Borrower has not in fact made such payment when due, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

(f) The Administrative Agent shall pay all moneys collected or received pursuant to the Security Documents, after deducting all reasonable out-of-pocket costs and expenses of collection (including, without limitation, reasonable attorneys’ fees and expenses) incurred by it in connection therewith, to the Lenders pro rata in accordance with the aggregate obligations then due and payable to each of them arising under this Agreement or any other Loan Document, and any balance of such proceeds remaining after payment in full of all such obligations shall be paid to Borrower or the appropriate Guarantor, as applicable, or to whomever may be lawfully entitled to receive the same.

Section 2.17 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such assignor Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 2.18 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and provided further that the Swingline Lender shall not, without the consent of the Required Lenders, make any Swingline Loan if any Event of Default exists of which the Swingline Lender has actual knowledge. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e), by remittance to the Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. The Administrative Agent will give notice thereof to each Revolving Lender by 2:00 p.m., New York City time on such Business Day, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional, subject to Swingline Lender’s compliance with the provisions of Section 2.18(a) hereof, and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Revolving Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Borrower in writing of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be remitted by the Administrative Agent to the Swingline Lender and to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear, such remittance to be made on the day of receipt if such payment is received by 3:00 p.m., New York City time and prior to 11:00 a.m. of the following Business Day if such payment is received after 3:00 p.m., New York City time. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

Section 2.19 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to this Agreement;

(b) the Commitments and Obligations of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)	the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.04(j) for so long as such LC Exposure is outstanding;

(ii)	if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.19(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iii)	if any Defaulting Lender’s LC Exposure is not cash collateralized pursuant to this Section 2.19(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized;

(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that cash collateral will be provided by Borrower in accordance with Section 2.19(c); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.16) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such

Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all the Lenders which are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, Borrower, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Borrower and each its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate, partnership (limited or otherwise) or limited liability company power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Borrower or such Loan Party (as the case may be), enforceable against Borrower or such Loan Party (as applicable) in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents and filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, (b) will not violate in any material respect any applicable law or regulation or the charter, by-laws or other organizational documents of Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon Borrower or any of its Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower or any of its Subsidiaries, except Liens created under the Loan Documents.

Section 3.04 Financial Condition. Borrower has heretofore furnished (or made available) to the Lenders (i) the audited consolidated balance sheet and statements of income, stockholders equity and cash flows of Borrower as of and for the fiscal year ended December 31, 2008, and (ii) the unaudited consolidated balance sheet and statements of income and cash flows of Borrower as of and for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (ii), (iii) and (iv) above. Since December 31, 2008, there has occurred no event which would be reasonably likely to have a Material Adverse Effect.

Section 3.05 Properties.

(a) Borrower and each of its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower and each of its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements. Borrower and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08 Investment and Holding Company Status. Neither Borrower nor any other Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

Section 3.09 Taxes. Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or its applicable Subsidiary has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each of such cases so as to cause a Material Adverse Effect.

Section 3.11 Disclosure. Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided, however, that with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. For purposes of this provision, disclosures made by Borrower in filings with the Securities and Exchange Commission at least five Business Days prior to the Effective Date which are publicly available shall be deemed to have been disclosed to the Lenders hereunder as of the Effective Date.

Section 3.12 Subsidiaries. Borrower has no Subsidiaries other than as set forth on Schedule 3.12 hereto. The percentage and nature of the Equity Interests in and to each Subsidiary is listed on Schedule 3.12 hereto.

Section 3.13 Insurance. As of the Effective Date, all premiums due in respect of all material insurance maintained by Borrower and each of its Subsidiaries have been paid.

Section 3.14 Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against Borrower or any of its Subsidiaries pending or, to the knowledge of Borrower, threatened. Except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the hours worked by and payments made to employees of Borrower and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. Except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, all payments due from Borrower or any of its Subsidiaries, or for which any claim may be made against Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower or any of its Subsidiaries. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower or any of its Subsidiaries is bound.

Section 3.15 Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of Borrower and each other Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Borrower and each other Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower and each other Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrower and each other Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted.

Section 3.16 Material Property Subject to Security Documents. The Collateral constitutes all of the real and material personal property owned by Borrower or any other Loan Party, other than the Excluded Assets.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) counterparts of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed counterparts of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from Borrower an original of each Note to be delivered on the date hereof, signed on behalf of Borrower.

(c) The Administrative Agent (or its counsel) shall have received from Borrower and from each other party to the Loan Documents (other than the Notes) either (i) counterparts of each applicable Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the applicable Loan Document) that such party has signed counterparts of such Loan Document.

(d) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Jackson Walker LLP, counsel for Borrower, in form and substance satisfactory to the Administrative Agent and its counsel, covering such other matters relating to Borrower, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. Borrower hereby requests such counsel to deliver such opinion.

(e) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of Borrower, the authorization of the Transactions and any other legal matters relating to Borrower, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an appropriate officer or other responsible party acceptable to Administrative Agent on behalf of Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(h) The Administrative Agent shall have received each of the following:

(i) any certificates representing Equity Interests in and to wholly-owned Subsidiaries of Borrower required to be pledged as Collateral for the Obligations as of the Effective Date and powers, endorsed in blank, with respect to such certificates;

(ii) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents; and

(iii) the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to Borrower and each of the Guarantors in such jurisdictions as the Administrative Agent may require and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(i) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(j) The Administrative Agent shall have received from the Financial Officer of Borrower a certificate of solvency supporting the conclusions that after giving effect to the Transactions, Borrower and the other Loan Parties (1) are solvent on a consolidated basis and will be solvent on a consolidated basis subsequent to incurring Indebtedness in connection with the Transactions, (2) will be able to pay their debts and liabilities as they become due and (3) will not be left with unreasonably small capital with which to engage in their businesses.

The Administrative Agent shall notify Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of Borrower, its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernest & Young L.L.P. or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clauses (a) or (b) above, a certificate of a Financial Officer of Borrower, in the form of Exhibit B hereto, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 5.13 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date which would reasonably be expected to have an adverse effect on Borrower and its Subsidiaries, on a consolidated basis, and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) to be delivered by January 31 and, promptly when available, any material revisions of such budget; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

For purposes of clauses (a) and (b) above, the financial statements referred to therein shall be deemed to have been delivered to the Administrative Agent and the Lenders on the date on which such financial statements are posted on the EDGAR System of the Securities and Exchange Commission.

Section 5.02 Notices of Material Events. Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Information Regarding Borrower.

(a) Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s jurisdiction of organization, corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged in any material respect or destroyed.

(b) After the Effective Date, Borrower will notify the Administrative Agent in writing promptly upon Borrower’s or any other Loan Party’s acquisition or ownership of any estate (fee simple or leasehold) of real property, wherever located, other than the Mortgaged Property and Excluded Assets or of any personal property other than Excluded Assets not already covered by the Security Documents (such acquisition or ownership being herein called an “Additional Collateral Event” and the property so acquired or owned being herein called “Additional Collateral”). As soon as practicable and in any event within thirty (30) days after an Additional Collateral Event, Borrower shall (a) execute and deliver or cause to be executed and delivered Security Documents, in form and substance satisfactory to Administrative Agent, in favor of Administrative Agent and duly executed by Borrower or the other applicable Loan Party, covering and affecting and granting a first-priority Lien upon the applicable Additional Collateral, and such other documents (including all items required by Administrative Agent in connection with the Security Documents executed prior to the initial Loans being made hereunder, such as surveys, environmental assessments, certificates, legal opinions, all in form and substance reasonably satisfactory to Administrative Agent) as may be required by Administrative Agent in connection with the execution and delivery of such Security Documents; (b) with respect to any Additional Collateral which is real property, to the extent required by Administrative Agent, cause a title insurance underwriter satisfactory to Administrative Agent to issue to Administrative Agent a mortgage policy of title insurance, in form and substance satisfactory to Administrative Agent, insuring the first-priority Lien of the applicable Mortgage in such amount as is satisfactory to Administrative Agent, and (c) deliver or cause to be delivered by applicable Loan Parties such other documents or certificates consistent with the terms of this Agreement and relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.

Section 5.04 Existence; Conduct of Business. Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Article VI.

Section 5.05 Payment of Obligations. Borrower will, and will cause each of its Subsidiaries to, pay its Material Indebtedness and other obligations, including liabilities for Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower or its applicable Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06 Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.07 Insurance. Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

Section 5.08 Casualty and Condemnation. Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

Section 5.09 Books and Records; Inspection Rights. Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.10 Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.11 Use of Proceeds and Letters of Credit. The Letters of Credit and the proceeds of the Loans will be used only for general corporate and working capital purposes, which may include refinancing existing Indebtedness. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U, T and X.

Section 5.12 Further Assurances. Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Section 5.13 Financial Covenants. Borrower will have and maintain:

(a) Fixed Charge Coverage Ratio – a Fixed Charge Coverage Ratio of not less than (i) 1.25 to 1.00 at any time during the period from and after the date hereof through and including December 31, 2010 and (ii) 1.50 to 1.00 at all times thereafter.

(b) Total Leverage Ratio – a Total Leverage Ratio of not greater than 2.25 to 1.00 at all times.

Section 5.14 Post-Closing Matters. Promptly following the Effective Date, Borrower shall use commercially reasonable efforts to grant a Lien on each parcel of real property owned by Borrower as of the Effective Date (other than Excluded Assets). Notwithstanding the generality of the foregoing, it is expressly agreed that Borrower shall not be required to provide or expend any amounts for title work, surveys, appraisals, environmental site assessments or other similar diligence in connection with such Liens. Promptly following any reasonable request therefor by the Administrative Agent, Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent (i) agreements whereby (x) each warehouseman, bailee, agent or processor having possession of any material portion of the Inventory of Borrower or any other Loan Party has subordinated any Lien such warehouseman, bailee, agent or processor may claim therein and agreed to hold all such Inventory for the Administrative Agent’s account subject to the Administrative Agent’s instruction and (y) each landlord in respect of any material space leased by Borrower or any other Loan Party has subordinated any Lien such landlord may claim in any property of Borrower or any other Loan Party and (ii) evidence reasonably satisfactory to the Administrative Agent that none of the Mortgaged Property lies in an area requiring special notices of flood hazard issues or the purchase of flood hazard insurance.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(iii) Indebtedness of any Loan Party to Borrower or any other Loan Party;

(iv) Guarantees by any Loan Party of Indebtedness of Borrower or any other Loan Party;

(v) purchase money Indebtedness (including Capital Lease Obligations); provided, however, that the aggregate amount of such purchase money Indebtedness (including Capital Lease Obligations) plus the Remaining Present Value of outstanding leases entered into under Section 6.12 hereof shall not exceed, at any one time outstanding, $15,000,000;

(vi) Indebtedness of Excluded Subsidiaries;

(vii) Guarantees by any Loan Party of Indebtedness of Excluded Subsidiaries in an aggregate amount not exceeding $30,000,000 at any one time outstanding (inclusive of amounts which are guaranteed as of the Effective Date);

(viii) Earn-out Indebtedness;

(ix) extensions, renewals and replacements of any of the foregoing that do not increase the outstanding principal amount thereof; and

(x) other unsecured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.

Section 6.02 Liens. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(i) any Lien on any property or asset of Borrower or any of its Subsidiaries existing on the date hereof and set forth in Schedule 6.02;

(ii) Liens created pursuant to Capital Lease Obligations or purchase money Indebtedness permitted pursuant to this Agreement; provided that such Liens are only in respect of the property or assets subject to, and secure only, the respective Capital Lease Obligations or purchase money Indebtedness;

(iii) Liens upon any property or asset of an Excluded Subsidiary;

(iv) Liens securing any refinancing (but not increase) of Indebtedness existing on the date hereof which is currently secured by a Lien upon the real property owned by Borrower in Austin, Texas; and

(v) Permitted Encumbrances.

Section 6.03 Fundamental Changes.

(a) Borrower will not, nor will it permit any of the other Loan Parties to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any of the Loan Parties may undertake any of the transactions permitted by Section 6.14 hereof, (ii) any Loan Party other than Borrower may merge into Borrower in a transaction in which Borrower is the surviving entity, (iii) any Loan Party other than Borrower may merge into any Guarantor in a transaction in which the surviving entity is a Guarantor, and (iv) any Loan Party other than Borrower may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders.

(b) Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

Section 6.04 Investments, Loans, Advances and Guarantees. Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary of Borrower prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, except:

(a) investments existing on the date hereof and set forth on Schedule 6.04;

(b) Permitted Investments;

(c) investments by Borrower or its Subsidiaries in the Equity Interests of any Subsidiary which is a Guarantor;

(d) investments by Borrower or its Subsidiaries in the Equity Interests of Subsidiaries which are not Guarantors not to exceed $15,000,000 in the aggregate at any one time outstanding;

(e) loans or advances made by any Loan Party to Borrower or any other Loan Party;

(f) loans or advances by Borrower or any of its Subsidiaries to their respective employees in the ordinary course of business, not to exceed $500,000 in the aggregate at any one time outstanding;

(g) accounts receivable owned by Borrower or any of its Subsidiaries, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(h) acquisitions permitted by Section 6.14;

(i) Guarantees constituting Indebtedness permitted by Section 6.01;

(j) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent Accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and

(k) other investments not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $15,000,000 in the aggregate at any one time outstanding.

Section 6.05 Asset Sales. Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Borrower permit any other Loan Party to issue any additional Equity Interest in such Loan Party to any Person other than Borrower or another Loan Party, except:

(a) sales of inventory, used, obsolete or surplus equipment and Permitted Investments in the ordinary course of business;

(b) sales, transfers and dispositions to Borrower or a Subsidiary of Borrower (other than an Excluded Subsidiary);

(c) pursuant to non-exclusive licenses in the ordinary course of business;

(d) sales of Equity Interests to third parties in Subsidiaries that are not Guarantors;

(e) the divestiture of assets related to Borrower’s orthopedics’ division as publicly disclosed prior to the Effective Date; and

(f) other sales, transfers, leases or other dispositions by Borrower or any of its Subsidiaries which do not exceed, in the aggregate, $10,000,000 in any fiscal year;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made for fair value and solely for cash consideration.

Section 6.06 Swap Agreements. Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities.

Section 6.07 Restricted Payments. Except as identified on Schedule 6.07, Borrower will not, nor will it permit any of its Subsidiaries (other than Excluded Subsidiaries) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries of Borrower may declare and pay dividends ratably with respect to their Equity Interests, (iii) Borrower may, from time to time, pay dividends or make other payments in respect of Borrower’s common stock or common stock options or similar plans maintained by Borrower, and (iv) the Borrower may repurchase Equity Interests in Borrower so long as (x) no Default or Event of Default shall have occurred and be continuing (or would arise as a result of such repurchase) and (y) Borrower demonstrates, on a pro forma basis immediately after giving effect to such repurchase, that the Total Leverage Ratio does not exceed 2.00 to 1.00 and (z) the aggregate amounts paid in connection which such repurchases shall not exceed $20,000,000 from and after the date hereof.

Section 6.08 Transactions with Affiliates. Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to Borrower or its applicable Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Borrower and any Loan Party not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.07.

Section 6.09 Restrictive Agreements. Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any other Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, (b) the ability of any Subsidiary of Borrower (other than Excluded Subsidiaries) to pay dividends or other distributions with respect to any shares of its capital stock or other Equity Interests or (c) the ability of any Loan Party to make or repay loans or advances to any other Loan Party or to Guarantee Indebtedness of any other Loan Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions imposed by any loan agreement to which only an Excluded Subsidiary is a party, (iii) the foregoing shall not apply to restrictions and conditions imposed by a partnership agreement to which only an Excluded Subsidiary is a party, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

Section 6.10 Amendment of Material Documents. Borrower will not, nor will it permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) any Subordinated Debt Document or (b) its organizational documents (in any manner adverse to the Lenders).

Section 6.11 Additional Subsidiaries. Borrower will not, and will not permit any of its Subsidiaries to, form or acquire any Subsidiary after the Effective Date except that Borrower or any other Loan Party may form, create or acquire (i) an Excluded Subsidiary or (ii) a wholly-owned Subsidiary so long as (a) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default; (b) any such Subsidiary which is not a Foreign Subsidiary (and, where applicable, Borrower) shall execute and deliver a Guaranty (or, at the option of Administrative Agent, a joinder to the Guaranty executed March 23, 2005) and such Security Documents as the Administrative Agent may reasonably require to effectuate the provisions of this Agreement regarding Collateral to be covered by the Security Documents, and (c) Administrative Agent is given at least ten (10) days’ prior notice or such shorter period approved by the Administrative Agent) of such formation, creation or acquisition, provided, that prior notice shall not be required in connection with the formation or acquisition of a subsidiary in connection with an acquisition described in Section 6.14; provided, further, that Borrower or any other Loan Party may, from time to time, form Subsidiaries that at the time of formation are wholly owned directly or indirectly by Borrower and that own no material assets but are intended to be vehicles for investments by third parties, and each such Subsidiary shall not be required to execute a Guaranty or other Security Documents.

Section 6.12 Sale and Leaseback Transactions. Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted either (i) with respect to property owned by Borrower or any Subsidiary that is acquired after the Effective Date so long as such Sale and Lease-Back Transaction is consummated within 180 days of the acquisition of such property or (ii) if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to Section 6.01(a)(v) and the Remaining Present Value of outstanding leases previously entered into under this Section would not exceed $10,000,000 in the aggregate.

Section 6.13 Capital Expenditures. Borrower will not, and will not permit any of its Subsidiaries to, permit the aggregate amount of all Capital Expenditures for the Loan Parties (i) during the fiscal year ending on December 31, 2009, to exceed $15,000,000 and (ii) during any subsequent fiscal year, to exceed the sum of $15,000,000 plus any unused availability for Capital Expenditures under this Section from the immediately preceding fiscal year (but not from any earlier fiscal year).

Section 6.14 Acquisitions. Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions for the purposes of acquiring all or a substantial portion of the assets, property and/or equity interests in and to any Person, a provided that Borrower or any Loan Party may acquire all or a substantial portion of the assets, property and/or operations of, any Person or Persons (other than Borrower or any of its Subsidiaries) so long as:

(a) the aggregate consideration paid by Borrower and the other Loan Parties (exclusive of consideration in the form of Equity Interests in and to Borrower), in the aggregate, in connection with such acquisitions (including the present value of any Earn-Out Indebtedness, determined using assumptions reasonably acceptable to the Administrative Agent) shall not exceed $30,000,000 in any twelve (12) month period;

(b) no Default or Event of Default shall have occurred and be continuing or, on a pro forma basis, would reasonably be expected to result from such acquisition, without synergies other than synergies that could be referenced in pro forma combined financial statements prepared in compliance with Regulation S-X issued by the Securities and Exchange Commission (and Borrower shall deliver to the Administrative Agent a certificate regarding the foregoing prior to the closing of any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes a controlling interest in the common stock or other equity interest of a non-natural Person and (b) involves the payment of consideration by Borrower and its Subsidiaries in excess of $5,000,000);

(c) Borrower shall have delivered (or caused to be delivered) to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent in connection with such acquisition;

(d) Borrower shall have delivered (or caused to be delivered) to the Administrative Agent, not less than fifteen (15) Business Days (or such shorter period as the Administrative Agent may approve) prior to the proposed closing date of the acquisition, a description of the acquisition (including a description of the Person or assets to be acquired, the purchase price, the manner of acquisition, the payment structure and any other terms and conditions reasonably required by the Administrative Agent) and a draft copy of the purchase agreement, merger agreement or similar governing document (including schedules thereto to the extent such schedules are then available and relate to Borrower’s compliance with this Agreement, but excluding exhibits) with respect to the acquisition;

(e) Borrower shall have delivered (or caused to be delivered) to the Administrative Agent, not less than fifteen (15) Business Days (or such shorter period as the Administrative Agent may approve) prior to the proposed closing date of the acquisition, the historical financial statements of the Person to be acquired, if applicable, for the most recent two (2) year period and the most recent interim financial statements of the Person to be acquired;

(f) concurrently with the closing of the applicable acquisition, Borrower shall have delivered (or caused to be delivered) to the Administrative Agent all documents required pursuant to Section 6.11 hereof; and

(g) Borrower shall deliver (or caused to be delivered) to the Administrative Agent, promptly after the closing date of the acquisition, (i) the final purchase agreement, merger agreement or similar governing document (including schedules and exhibits thereto) with respect to the acquisition, (ii) copies of all opinions of counsel to the seller and/or the Person to be acquired which are delivered in connection with the acquisition and (iii) evidence of the approval of the acquisition by the board of directors or equivalent governing body (or the shareholders) of the seller and/or or the Person to be acquired.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Borrower or any other Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.03(b), 5.07, 5.11 or 5.13 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to Borrower (which notice will be given at the request of the Required Lenders);

(f) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any of its Subsidiaries or their debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Subsidiaries or for a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate, partnership (limited or otherwise) or limited liability company action for the purpose of effecting any of the foregoing;

(i) Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (exclusive of amounts covered by insurance) shall be rendered against Borrower or any of its Subsidiaries and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower or any of its Subsidiaries to enforce any such judgment;

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, and the same shall not be fully cured within 30 days after notice thereof to Borrower by the Administrative Agent, or any Lien purported to be created under any Security Document shall be asserted by any Loan Party not to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(m) a Change of Control shall occur;

then, and in every such event (other than an event with respect to Borrower described in clauses (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and in case of any event with respect to Borrower described in clauses (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower. Notwithstanding the provisions of clauses (g), (h) and (i) of this Article, the occurrence of any of the events described in such clauses with respect to Excluded Subsidiaries shall not constitute an Event of Default so long as the aggregate of the book value of the assets owned by each Excluded Subsidiary which becomes subject to any such event after the Effective Date times the percentage ownership interest of the Loan Parties in each such Excluded Subsidiary does not exceed $10,000,000.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, BUT REGARDLESS OF THE PRESENCE OF ORDINARY NEGLIGENCE. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may (and, in the event (i) neither the Administrative Agent nor any Affiliate of the Administrative Agent, as a Lender, has any Revolving Exposure or unused Commitment and (ii) the Required Lenders so request, the Administrative Agent shall) resign at any time by notifying the Lenders, the Issuing Bank and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York City, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below) or otherwise specifically set forth in this Agreement, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to Borrower, to it at 9825 Spectrum Dr., Building 3, Austin, TX 78717, Attn: Chief Financial Officer and General Counsel (Fax No. (512) 314-4305) with a copy to Michael F. Meskill, Jackson Walker L.L.P., 100 Congress Avenue, Suite 1100, Austin, TX 78701 (Fax No. (512) 391-2180);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, National Association, 131 South Dearborn, 5th Floor, Mail Code: IL1-0010, Chicago, IL 60603, Attention: Creston Wren (Fax No. (312) 385-7097), with a copy in each case to JPMorgan Chase Bank, National Association, 221 W. Sixth Street, 2nd Floor, Austin, Texas 78701, Attention: Daryl Parrish (Fax No. (512) 479-2239);

(iii) if to the Issuing Bank, to JPMorgan Chase Bank, National Association, 420 West Van Buren, 7th Floor, Mail Code: IL1-0236, Chicago, IL 60606-6613, Attention: Victorio De Guzman (Fax No. 312-954-2457), with a copy in each case to JPMorgan Chase Bank, National Association, 221 W. Sixth Street, 2nd Floor, Austin, Texas 78701, Attention: Daryl Parrish (Fax No. (512) 479-2239);

(iv) if to the Swingline Lender, to JPMorgan Chase Bank, National Association, 131 South Dearborn, 5th Floor, Mail Code: IL1-0010, Chicago, IL 60603, Attention: Creston Wren (Fax No. (312) 385-7097), with a copy in each case to JPMorgan Chase Bank, National Association, 221 W. Sixth Street, 2nd Floor, Austin, Texas 78701, Attention: Daryl Parrish (Fax No. (512) 479-2239); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or provide for an Interest Period with a duration in excess of six months, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment (including any mandatory prepayment) of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) except as expressly contemplated by the Loan Documents, release any Guarantor from liability under the Guaranty or limit the liability of any Guarantor in respect of the Guaranty, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding

Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent or the Issuing Bank or the Swingline Lender, as the case may be.

(c) If any Lender fails to consent to an issue requiring approval in an instance where Lenders holding greater than 50% of the aggregate amount of the Loans and unused Commitments have provided a consent, then Borrower may require such non-consenting Lender to assign all of its outstanding Loans and unused Commitments, at par, to another lender acceptable to Borrower and Administrative Agent which is not affiliated with Borrower.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee, BUT THE PRESENCE OF ORDINARY NEGLIGENCE SHALL NOT AFFECT THE AVAILABILITY OF SUCH INDEMNITY.

(c) To the extent that Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank or the Swingline Lender under paragraphs (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon (without duplication) its share of the sum of the total Revolving Exposures and unused Commitments at the time.

(d) To the extent permitted by applicable law, neither Borrower nor any other Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than three Business Days after written demand therefor (which in the case of paragraph (b) above, shall describe in reasonable detail the loss, claim, damage, liability and related expense incurred by such Indemnitee).

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) Borrower, provided that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C) the Issuing Bank and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in respect of a Commitment, and shall not result in the assigning Lender holding a Commitment of less than $3,000,000, unless each of Borrower and the Administrative Agent otherwise consent, provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided, that only a single fee shall be imposed in the case of contemporaneous assignments to or from a group of Affiliated Lenders or Approved Funds under common management); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of Borrower, the Administrative Agent or the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.15(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto or otherwise increase the costs or reduce the benefits to Borrower.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the

Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c) Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this

Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower. For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 Syndication Agent. Bank of America, N.A., in its capacity as Syndication Agent, shall have no rights, powers, duties, obligations or liabilities under this Agreement or any of the other Loan Documents, but to the extent that for any reason any Person makes a claim against Bank of America, N.A., in its capacity as Syndication Agent and not as a Lender the indemnification provisions in Article VIII and in Section 9.03 shall apply.

Section 9.15 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act.

Section 9.16 Amendment and Restatement. This Agreement amends and restates in its entirety that certain Credit Agreement (the “Existing Credit Agreement”) dated as of March 23, 2005 executed by and among Borrower, JPMorgan Chase Bank, National Association, as Administrative Agent, and certain financial institutions therein set forth, as the same may have been amended prior to the date hereof.

[Remainder of Page Left Blank Intentionally]

NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02

THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE LOAN PARTIES BEFORE OR SUBSTANTIALLY CONTEMPORANEOUSLY WITH THE EXECUTION HEREOF TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE LOAN PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE LOAN PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEALTHTRONICS, INC.,
a Georgia corporation

By:	/s/ Richard A. Rusk
Richard A. Rusk
Chief Financial Officer

Tax Id. No. 58-2210668

The undersigned hereby join in this Agreement to evidence their consent to execution by Borrower of this Agreement, to confirm that each Credit Document now or previously executed by the undersigned applies and shall continue to apply to the Credit Agreement, as amended hereby, to acknowledge that without such consent and confirmation, Banks would not execute this Agreement and to join in the notice pursuant to Tex. Bus. & Comm. Code §26.02 set forth above.

ADVANCED MEDICAL PARTNERS, INC., a Delaware corporation;
AMCARE HEALTH SERVICES, INC., a Pennsylvania corporation;
AMCARE, INC., a California corporation;
ENDOCARE, INC., a Delaware corporation;
FLORIDA LITHOLOGY NO. 2, INC., a Florida corporation;
INTEGRATED LITHOTRIPSY OF GEORGIA, INC., a Georgia corporation;
LITHO GROUP, INC., a Delaware corporation;
LITHO MANAGEMENT, INC., a Texas corporation;
LITHOTRIPTERS, INC., a North Carolina corporation;
MEDSTONE INTERNATIONAL, INC., a Delaware corporation;
MIDWEST CAMBRIDGE INC., an Illinois corporation;
NGST, INC., a Tennessee corporation;
OCEAN RADIATION THERAPY, INC., a Delaware corporation;
PRIME KIDNEY STONE TREATMENT, INC., a New Jersey corporation;
PRIME LITHOTRIPSY SERVICES, INC., a New York corporation;
PRIME LITHOTRIPTER OPERATIONS, INC., a New York corporation;
PRIME MEDICAL OPERATING, INC., a Delaware corporation;
SUN MEDICAL TECHNOLOGIES, INC., a California corporation;
SURGICENTER MANAGEMENT, INC., a Delaware corporation;

T2 LITHOTRIPTER INVESTMENT, INC., a Delaware corporation;
WEST COAST CAMBRIDGE, INC., a California corporation

By:	/s/ Richard Rusk
Name:	Richard Rusk
Title:	Authorized Signatory

ADVANCED MEDICAL PARTNERS IN RADIATION, LLC, a Delaware limited liability company;
COASTAL LITHOTRIPSY ASSOCIATES, LP, a Georgia limited partnership;
HEALTHTRONICS MEDICAL, L.L.C., a Delaware limited liability company;
HEALTHTRONICS SERVICE CENTER, LLC., a Delaware limited liability company;
HEALTHTRONICS TOTALRAD, LLC., a Delaware limited liability company;
HT CRYOSURGERY MANAGEMENT COMPANY, LLC, a Delaware limited liability company;
HT LITHOTRIPSY MANAGEMENT COMPANY, L.L.C., a Delaware limited liability company;
HT PROSTATE SERVICES, L.L.C., a Delaware limited liability company;
HT PROSTATE THERAPY MANAGEMENT COMPANY, L.L.C., a Delaware limited liability company;
INNMED, LLC, a Colorado limited liability company;
KCPR, LLC, a Texas limited liability company
KEYSTONE ABG, LLC, a Pennsylvania limited liability company;
METRO ATLANTA CRYO ASSOCIATES, LLC, a Georgia limited liability company
MID-AMERICA CRYOTHERAPY, LP, a Texas limited partnership;
MIDWEST UROLOGIC LASER SERVICES, LLC, a Delaware limited liability company;
OKS PROSTATE SERVICES, LP, a Delaware limited partnership;
P1 MOBILE SOLUTIONS LLC, a Colorado limited liability company;

PROSTATE LASER TECHNOLOGIES, L.L.C., a Louisiana limited liability company;
ROCKY MOUNTAIN PROSTATE THERMOTHERAPY LLC, a Colorado limited liability company;
SOUTH ORANGE COUNTY LITHOTRIPTERS, L.L.C., a California limited liability company;
US SURGICAL SERVICES, LLC., a Tennessee limited liability company

By:	/s/ Richard Rusk
Name:	Richard Rusk
Title:	Authorized Signatory

HEALTHTRONICS GROUP, L.P., a Delaware limited partnership

By:	PRIME MEDICAL OPERATING, INC.,
a Delaware corporation, General Partner

	By:	/s/ Richard Rusk
	Name:	Richard Rusk
	Title:	Authorized Signatory

MISSISSIPPI ORTHOTRIPSY ASSOCIATES, LP, a Mississippi limited partnership

By:	Lithotripters, Inc., a North Carolina corporation, General Partner

	By:	/s/ Richard Rusk
	Name:	Richard Rusk
	Title:	Authorized Signatory

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent and as Issuing Bank and Swingline Lender

By:	/s/ Craig Fegley
Name:	Craig Fegley
Title:	SVP

BANK OF AMERICA, N.A.

By:	/s/ Daniel Penkar
Name:	Daniel Penkar
Title:	Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Sylvia Maggio
Name:	Sylvia Maggio
Title:	Sr. Vice President